[FORM OF]
AMENDMENT NO. 5
TO THE
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 5 to the SUBADVISORY
AGREEMENT is dated as of July 16, 2012, by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the "Adviser"), and ALLIANCEBERNSTEIN L.P. (the
"Subadviser").

W I T N E S S E T H:

      WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

      WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the "Subadvisory Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust, as listed on Schedule A of the Subadvisory Agreement;

      WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the addition of SunAmerica Dynamic
Strategy Portfolio (the "Portfolio") for which the Subadviser will manage a portion of the Portfolio's assets (the "Overlay
Component").  Schedule A is also attached hereto.

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


SunAmerica Dynamic Strategy Portfolio
0.18% on the first $500 million
0.15% on the next $1 billion
0.13% over $1.5 billion

      Subadviser shall manage the Overlay Component of the Portfolio's assets and shall be compensated as noted above.

2.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET
MANAGEMENT CORP.



	By:_______________________________________
				Name:	Peter A. Harbeck
				Title:	President & CEO


				ALLIANCEBERNSTEIN L.P.



	By:_______________________________________
				Name:
				Title:



SCHEDULE A

Effective July 16, 2012

Portfolios
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Alliance Growth  Portfolio
0.35% on the first $50 million
0.30% on the next $100 million
0.25% over $150 million


Small & Mid Cap Value Portfolio
0.50% on first $250 million
0.45% over $250 million


SunAmerica Dynamic Allocation Portfolio1
0.18% on the first $500 million
0.15% on the next $1 billion
0.13% over $1.5 billion


SunAmerica Dynamic Strategy Portfolio1
0.18% on the first $500 million
0.15% on the next $1 billion
0.13% over $1.5 billion

__________________________
1 The Subadviser shall be paid a composite fee based on the aggregate assets of the Overlay Component it manages for the SunAmerica
Dynamic Allocation Portfolio and the SunAmerica Dynamic
Strategy Portfolio.




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Exhibit 28(d)(vii) - Alliance Amendment 5 to Subadvisory Agreement
 (07-16-12).doc